Clifton Savings Bancorp, Inc. Announces
2nd Quarter Results

Clifton, New Jersey – November 2, 2011 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and six months ended September 30, 2011.  Net income was $2.07 million for the three months ended September 30, 2011, a decrease of $114,000, or 5.2%, as compared to $2.18 million for the three months ended September 30, 2010. Net income was $3.86 million for the six months ended September 30, 2011, a decrease of $493,000, or 11.3%, as compared to $4.35 million for the six months ended September 30, 2010. Net income decreased slightly for the three months ended September 30, 2011 primarily as a result of a decrease in net interest income of $69,000, or 1.1%, and a decrease in the net gain on the sale and disposal of premises and equipment of $338,000, or 102.7%, partially offset by decreases of $160,000, or 100.0%, in provision for loan losses, $98,000, or 2.9%, in noninterest expense, and $52,000 or 4.4% in income tax expense. Net income decreased for the six months ended September 30, 2011 primarily as a result of a decrease in net interest income of $75,000, or 0.6%, a decrease in the net gain on the sale and disposal of premises and equipment of $338,000, or 102.7%, and an increase in noninterest expense of $421,000, or 6.3%, partially offset by decreases of $100,000, or 62.5%, in provision for loan losses, and $264,000, or 11.0%, in income tax expense.   Both basic and diluted earnings per common share were $0.08 for the three months ended September 30, 2011, a decrease of $0.01, or 11.1%, as compared to $0.09 for the three months ended September 30, 2010. Both basic and diluted earnings per common share were $0.15 for the six months ended September 30, 2011, a decrease of $0.02, or 11.8%, as compared to $0.17 for the six months ended September 30, 2010.  Cash dividends paid per common share were $0.00 for the three months ended September 30, 2011, which represented a decrease of $0.06, or 100.0%, as compared to cash dividends paid of $0.06 for the three months ended September 30, 2010, and $0.12 for both the six months ended September 30, 2011 and September 30, 2010.  The Company declared its first quarter 2011 dividend on April 27, 2011 which was paid on May 27, 2011, and declared its second quarter dividend on June 15, 2011, which was earlier than the second quarter dividend was declared in 2010. The second quarter 2011 dividend was paid on July 15, 2011.

Net interest income decreased $69,000, or 1.1%, for the three months ended September 30, 2011, to $6.19 million as compared to $6.26 million for three months ended September 30, 2010, reflecting an increase of $11.7 million in average net interest-earning assets offset by a 4 basis point decrease in the net interest margin. Average interest-earning assets increased $7.9 million, or 0.8%, during the three months ended September 30, 2011, which consisted of increases of $35.3 million in investment securities and $7.1 million in other interest-earning assets, partially offset by decreases of $8.4 million in mortgage-backed securities and $26.1 million in loans. The average balance of investment securities increased primarily due to repayments of loans and mortgage-backed securities and the growth in deposits being redeployed into these types of assets. The Company’s investments consist primarily of U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets increased as the balance of interest-earning deposits increased as some funds received from called investment securities during the end of the quarter had not yet been redeployed into higher yielding assets.  Mortgage-backed securities decreased as normal monthly repayments were well in excess of purchases of these types of securities.  Loans decreased as repayment levels remain high and demand for loan products remains low. Average interest-bearing liabilities decreased $3.8 million, or 0.4%, during the three months ended September 30, 2011, as a result of a decrease of $28.1 million in borrowings, partially offset by an increase of $24.3 million in interest-bearing deposits. Net interest margin decreased to 2.33% for the quarter ended September 30, 2011 from 2.37% for the quarter ended September 30, 2010.  The net interest rate spread decreased 2 basis points to 2.09% for the quarter ended September 30, 2011, as the 41 basis point decrease to 3.89% in the average yield earned on interest-earning assets was partially offset by the 39 basis point decrease to 1.80% in the average rate paid on interest-bearing liabilities.

            Net interest income decreased $75,000, or 0.6%, for the six months ended September 30, 2011, to $12.63 million as compared to $12.71 million for six months ended September 30, 2010, reflecting an increase of $2.3 million in average net interest-earning assets offset by a 5 basis point decrease in the net interest margin. Average interest-earning assets increased $17.9 million, or 1.7%, during the six months ended September 30, 2011, which consisted of increases of $52.3 million in investment securities and $5.9 million in other interest-earning assets, partially offset by decreases of $11.3 million in mortgage-backed securities and $29.0 million in loans. The average balance of investment securities increased primarily due to repayments of loans and mortgage-backed securities and the growth in deposits being redeployed into these types of assets. Other interest-earning assets increased as the balance of interest-earning deposits increased as some funds received from called investment securities during the end of the quarter had not yet been redeployed into higher yielding assets.  Mortgage-backed securities decreased as normal monthly repayments were well in excess of purchases of these types of securities.  Loans decreased as repayment levels remain high and demand for loan products remains low. Average interest-bearing liabilities increased $15.6 million, or 1.7%, during the six months ended September 30, 2011, as a result of an increase of $43.7 million in interest-bearing deposits, as the Bank continued to offer competitive rates on its deposit products, partially offset by a decrease of $28.1 million in borrowings.  Net interest margin decreased to 2.40% for the six months ended September 30, 2011 from 2.45% for the six months ended September 30, 2010.  The net interest rate spread decreased 1 basis point to 2.17% for the six months ended September 30, 2011, as the 42 basis point decrease to 3.98% in the average yield earned on interest-earning assets was mostly offset by the 41 basis point decrease to 1.81% in the average rate paid on interest-bearing liabilities.

            There was no provision for loan losses recorded during the three months ended September 30, 2011, as compared to a $160,000 provision that was recorded during the three months ended September 30, 2010. The provision for loan losses decreased $100,000, or 62.5%, to $60,000, during the six months ended September 30, 2011, as compared to $160,000 during the six months ended September 30, 2010. There were no charge-offs recorded during the three and six months ended September 30, 2011 and September 30, 2010. Non-performing loans decreased $142,000, or 4.4%, from $3.2 million at March 31, 2011 to $3.1 million at September 30, 2011, and increased $386,000, or 14.4%, from $2.7 million at September 30, 2010. At September 30, 2011, non-performing loans consisted of fourteen loans secured by one- to four-family residential real estate and three loans secured by commercial real estate, one of which is a second mortgage. At March 31, 2011, non-performing loans consisted of fourteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate.  At September 30, 2010, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling. The percentage of non-performing loans to total loans decreased from 0.72% at March 31, 2011 to 0.69% at September 30, 2011, but increased 11 basis points compared to 0.58% at September 30, 2010. The decrease in the provision for loan losses for the three and six months ended September 30, 2011 compared to comparable prior year periods was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance.  Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of September 30, 2011.

          The Bank recorded a net gain on the sale and disposal of premises and equipment of $329,000 for the three and six months ended September 30, 2010. The Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, buildings and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment.  A loss of $9,000 on the disposal of equipment was recorded during the three and six months ended September 30, 2011.

          Non-interest expense decreased $98,000, or 2.9%, to $3.25 million for the three months ended September 30, 2011 as compared to $3.34 million for the three months ended September 30, 2010. The decrease was primarily the result of a decrease of $105,000 or 47.3%, in federal deposit insurance premiums. The decrease in federal deposit insurance premiums is primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective on April 1, 2011 that changed the assessment base used to calculate the premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.

           Non-interest expense increased $421,000, or 6.3%, to $7.11 million for the six months ended September 30, 2011 as compared to $6.69 million for the six months ended September 30, 2010. The increase was primarily the result of increases of $337,000 or 259.2%, in legal expenses, and $229,000, or 26.9%, in other expenses partially offset by a $173,000, or 39.6%, decrease in federal deposit insurance premiums. The increase in legal expenses was primarily due to the expensing of legal fees totaling $302,000 as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011. The increase in other expenses was due to the accounting, consulting, and regulatory application fee costs of $225,000 expensed as a result of the withdrawal of the second-step conversion application. The decrease in federal deposit insurance premiums is primarily due to the previously discussed change in the assessment base for institutions.

           Income taxes decreased $52,000, or 4.4%, to $1.14 million for the three months ended September 30, 2011, as compared to $1.19 million for the three months ended September 30, 2010. Income taxes decreased $264,000, or 11.0%, to $2.13 million for the six months ended September 30, 2011, as compared to $2.39 million for the six months ended September 30, 2010. The decrease in income taxes for both periods was the result of lower pre-tax income, partially offset by a slight increase in the effective income tax rate which was 35.5% in the three month 2011 period compared with 35.3% for the three month 2010 period, and 35.6% in the six month 2011 period compared with 35.5% for the six month 2010 period.

         The Company’s total assets increased $1.0 million, or 0.1%, to $1.124 billion at September 30, 2011, from $1.123 billion at March 31, 2011.  Net loans decreased $1.6 million, or 0.4%, to $440.1 million at September 30, 2011 from $441.7 million at March 31, 2011. Securities, including both available for sale and held to maturity issues, increased $3.6 million, or 0.6%, to $574.7 million at September 30, 2011, from $571.1 million at March 31, 2011. Cash and cash equivalents decreased slightly by $89,000, or 0.2%, to $58.0 million at September 30, 2011 from $58.1 million at March 31, 2011. None of these changes are considered significant.

            Total liabilities decreased $2.6 million, or 0.3%, to $940.1 million at September 30, 2011 from $942.7 million at March 31, 2011.  Deposits increased $2.0 million, or 0.2%, from $837.4 million at March 31, 2011 to $839.4 million at September 30, 2011. Borrowed funds decreased $3.7 million, or 3.9%, to $92.0 million at September 30, 2011 as compared to $95.7 million at March 31, 2011. During the six months ended September 30, 2011, $3.7 million of long-term borrowings were repaid in accordance with their original terms. The average rate of outstanding borrowings as of September 30, 2011 was 3.81%.

            Total stockholders’ equity increased $3.5 million, or 1.9%, to $183.5 million at September 30, 2011 from $180.0 million at March 31, 2011. The increase resulted primarily from net income of $3.86 million, employee stock ownership plan shares committed to be released of $384,000, and $108,000 for stock options and restricted stock awards earned under the Company’s 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains, net of income taxes of $264,000 on the available for sale securities portfolios, partially offset by cash dividends declared of $1.1 million. At September 30, 2011, there were 26,138,138 shares of Company common stock outstanding.

            John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “Our investing focus since receiving a “Needs to Improve” rating on our Community Reinvestment Act (“CRA”) examination in February, 2011, has included more loans to low- and moderate-income individuals and geographies. Our second-step application originally adopted on November 8, 2010 was stymied by our not having enough of those loans.

            We remain committed to becoming a totally public institution. Upon receiving an improvement in our CRA rating on re-evaluation, we plan to re-file an application relating to the second step conversion.”

            The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey.   The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At September 30,	At March 31,
	2011	2011
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,123,674	$1,122,633
Loans receivable, net	440,147	441,746
Cash and cash equivalents	57,980	58,069
Securities	574,678	571,059
Deposits	839,414	837,385
FHLB advances	91,972	95,668
Total stockholders' equity	183,540	179,966

	Three Months
	Ended September 30,
	2011	2010
	(Dollars in thousands)
Operating Data:
Interest income	$10,345	$11,337
Interest expense	4,154	5,077
Net interest income	6,191	6,260
Provision for loan losses	0	160
Net interest income after provision for loan losses	6,191	6,100
Noninterest income	272	289
Net (loss) gain on sale/disposal of premises and equipment	(9)	329
Noninterest expense	3,246	3,344
Income before income taxes	3,208	3,374
Income taxes	1,139	1,191
Net income	$2,069	$2,183
Basic and diluted earnings per share	$0.08	$0.09

	Six Months
	Ended September 30,
	2011	2010
	(Dollars in thousands)
Operating Data:
Interest income	$20,997	$22,791
Interest expense	8,367	10,086
Net interest income	12,630	12,705
Provision for loan losses	60	160
Net interest income after provision for loan losses	12,570	12,545
Noninterest income	539	562
Net (loss) gain on sale/disposal of premises and equipment	(9)	329
Noninterest expense	7,110	6,689
Income before income taxes	5,990	6,747
Income taxes	2,130	2,394
Net income	$3,860	$4,353
Basic and diluted earnings per share	$0.15	$0.17

At or For the Six	At or For the Three
Months Ended	Months Ended
September 30,	September 30,
2011	2010	2011	2010

Performance Ratios (1):
Return on average assets	0.68%	0.79%	0.73%	0.78%
Return on average equity	4.25%	4.94%	4.54%	4.95%
Interest rate spread (2)	2.17%	2.18%	2.09%	2.11%
Net interest margin (3)	2.40%	2.45%	2.33%	2.37%
Noninterest expense to average assets	1.26%	1.21%	1.14%	1.19%
Efficiency ratio (4)	54.03%	49.20%	50.29%	48.62%
Average interest-earning assets to average interest-bearing liabilities	1.14	x	1.14	x	1.15	x	1.14	x
Average equity to average assets	16.06%	15.96%	16.07%	15.67%
Basic and diluted earnings per share	$0.15	$0.17	$0.08	$0.09
Dividends per share (5)	$0.12	$0.12	$0.00	$0.06
Dividend payout ratio (5)	27.25%	24.31%	0.00%	23.91%

Capital Ratios (6):
Core (tier 1) capital	14.51%	14.03%	14.51%	14.03%
Tier 1 risk-based capital	40.84%	40.83%	40.84%	40.83%
Total risk-based capital	41.32%	41.36%	41.32%	41.36%

Asset Quality Ratios:

Allowance for loan losses as a percent oftotal loans	0.44%	0.48%	0.44%	0.48%

Allowance for loan losses as a percent of nonperforming loans	63.21%	82.37%	63.21%	82.37%

Net charge-offs to average outstanding loans during the period	0.00%	0.00%	0.00%	0.00%

Nonperforming loans as a percent of total gross loans	0.69%	0.58%	0.69%	0.58%

Nonperforming assets as a percent of total assets	0.27%	0.24%	0.27%	0.24%

Other Data:
Number of:
Real estate loans outstanding	2,224	2,322	2,224	2,322
Deposit accounts	32,656	33,908	32,656	33,908
Full service customer service facilities	12	11	12	11

__________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale or disposal of assets.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.